AMENDED AND RESTATED PROMISSORY NOTE

$8,147,572.57	Executed in the City of Houston, State of Texas
Dated as of December 14, 2017

The undersigned, RCI HOLDINGS, INC., a Texas corporation (“Maker” or “Borrower”), promises to pay to the order of CENTENNIAL BANK (hereinafter, together with any holder hereof, called, “Payee” or “Lender” or “Holder”), at its office at 6300 NE First Avenue, Suite 300, Fort Lauderdale, Florida 33334 or at such other place as Payee may from time to time designate, the principal sum of Eight Million One Hundred Forty-Seven Thousand Five Hundred Seventy-Two and 57/100 Dollars ($8,147,572.57) together with interest thereon from the date hereof at the interest rate set forth herein, which sums are to be repaid as follows:

This Note shall initially bear interest at a fixed interest rate of 5.95% per annum. Monthly payments of principal and interest in the amount of $100,062.00 shall be due and payable, with the first payment due and payable on the 30th day of January, 2018, with like payments of principal and interest due and payable on the 30th day of each month thereafter through and including August 30, 2021 (the “First Adjustment Date”), whereupon the rate shall adjust to a fixed interest rate of 5.75% per annum which shall be the rate until December 14, 2022 (the “Second Adjustment Date”), at which time the interest rate shall adjust to a fixed rate equal to the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity for a term of five (5) years, as made available by the Federal Reserve Board (Federal Reserve Board Release H.15) as most recently published prior to the Adjustment Date (rounded upwards to the nearest 1/8 of 1%) plus 350 basis points, provided in no event shall the interest rate be less than 5.75% per annum. The interest rate as adjusted following the Second Adjustment Date shall be in effect for the remaining five (5) years of the term of this Note. Following the First Adjustment Date, the monthly payments of principal and interest shall adjust based upon the new interest rate and a 194-month amortization period, with such payments of principal and interest due and payable on the 30th day of each month thereafter commencing on September 30, 2021 and continuing through and until the Second Adjustment Date, whereupon the monthly payment amount shall again adjust based upon the new interest rate and the remaining amortization period, with monthly payments of principal and interest due and payable on the 14th day of each month thereafter commencing on January 14, 2023 and continuing through and until December 14, 2027 (the “Maturity Date”) at which time the entire principal balance of this Note together with all accrued and unpaid interest thereon shall be due and payable in full.

Interest charged under this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Unless otherwise agreed or required by applicable law, payments will be applied first to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; then to any late charges; then to any accrued unpaid interest; and then to principal.

In order to compensate Payee for loss and expense occasioned by handling delinquent payments, which include, but are not limited to, the cost of processing and collecting delinquencies, Maker shall pay to Payee, in addition to any interest or other sums payable under this Note, a service charge equal to five percent (5%) of the amount of any payment not received by Payee within ten (10) days of the due date thereof.

This Note may be prepaid in whole or in part at any time without premium or penalty; provided, however, in the event any prepayment is made during the initial eight (8) years of the term of this Note, Borrower shall pay the following prepayment fees: (i) in the event of a prepayment during years 1 and 2 of the term, an amount equal to five percent (5%) of the amount prepaid shall be due and payable; (ii) in the event of a prepayment during years 3 and 4 of the term, an amount equal to four percent (4%) of the amount prepaid shall be due and payable; (iii) in the event of a prepayment during years 5 and 6 of the term, an amount equal to three percent (3%) of the amount prepaid shall be due and payable; and (iv) in the event of a prepayment during years 7 and 8 of the term, an amount equal to two percent (2%) of the amount prepaid shall be due and payable. Any partial prepayment shall be applied in inverse order of maturity and will not reduce or delay the payment of the next regularly scheduled payment. Notwithstanding the foregoing, no prepayment fees shall be payable as to principal paydowns made in connection with partial releases of a Property.

From and after the date upon which any payment of principal or interest hereunder becomes due and payable (whether by acceleration or otherwise) or any other monetary default if the same is not paid within ten (10) days of the due date, or upon the occurrence of any non-monetary default under this Note or any non-monetary default under any of the Loan Documents which is not cured within thirty (30) days after written notice of said non-monetary default unless such default does not involve the payment of money and cannot be cured within such thirty (30) day period with diligent efforts and (i) Maker has been and continues to diligently and in good faith pursue a cure thereof; and (ii) notifies Payee in writing of the cure it is pursuing and the projected completion date of such cure, then the time allowed Maker to cure the default shall be extended for such period as may be reasonably necessary for the prompt, diligent and good faith cure thereof, but such period shall not exceed sixty (60) days after the date of Payee’s written notice of default to Maker, interest shall be payable on all sums outstanding hereunder at the lesser of: (i) the maximum rate permitted by applicable law if any, or (ii) twenty-five percent (25%) per annum (the “Default Rate”), and shall be due and payable ON DEMAND. Any judgment obtained by Payee against Maker as to any amounts due under this Note shall also bear interest at the Default Rate.

Borrower shall establish and maintain a satisfactory depository relationship with Lender throughout the term of the loan evidenced by this Note (the “Loan”) including without limitation, all accounts related to the Tenant Leases and the Property (as such terms are defined in the Loan Agreement). Borrower recognizes that the establishment and maintenance of such depository relationship was an important factor and a material inducement to Lender in establishing the terms and conditions, including the interest rate, of the Loan. In the event that Borrower fails to maintain said depository relationship at any time during the term of the Loan, the interest rate charged under this Note will increase by one percent (1.0%) per annum at that time.

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This Note is secured by certain security documents encumbering the property described therein, including, without limitation, the following:

A.	Certain Mortgages, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Deposits (the “Mortgages”).
B.	Certain Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Deeds of Trust”).
C.	UCC-1 Financing Statements.
D.	Assignment of Rents, Leases and Deposits.
E.	Loan Agreement (capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement).
F.	Collateral Assignment of Rights and Agreements Affecting Real Estate.
G.	Associated affidavits, disclosures and miscellaneous loan documentation.

This Note, all documents listed above, and any other documents executed in connection with this Note, are collectively referred to as the “Loan Documents”.

In the event of the continuation of any default in the payment of any interest or principal or other amounts due under this Note for a period of ten (10) days after such payment becomes due, or upon the occurrence of any non-monetary event of default under the terms and provisions of this Note or upon the occurrence of any monetary or non-monetary default under any of the Loan Documents, or any other documents delivered to Payee in connection with this Note, or any other obligation of Maker to Payee, then Payee upon expiration of any applicable grace or cure period may declare the entire unpaid principal amount outstanding hereunder, together with interest accrued thereon and any other lawful charges accrued hereunder, immediately due and payable.

Maker and any endorsers, sureties, guarantors, and all others who are, or at some future date may become, liable for the payments required hereunder grant a continuing first lien security interest in and to, and authorize Payee, in its sole discretion at any time after an event of default hereunder and after expiration of any applicable grace or cure period, in such order as Payee may elect, to apply to the payment of obligations due and owing hereunder, or to the payment of any and all indebtedness, liabilities and obligations of such parties to Payee, whether now existing or hereafter created, any and all monies, general or specific deposits, or collateral of whatsoever nature of any of the above noted parties, now or hereafter in the possession of Payee. All property described in this paragraph above, along with all property secured by the Loan Documents, including all proceeds thereof and rights in connection therewith, together with additions and substitutions, are hereinafter collectively referred to as the “Collateral”.

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Additions to, releases, reductions, or exchanges of or substitutions for the Collateral, payments on account of this Note, or increases of the same, or other loans made partially or wholly upon the Collateral, may from time to time be made without affecting the provisions of this Note or the liabilities of any party hereto. If any of the Collateral is personal property, Payee shall exercise reasonable care in the custody and preservation of the Collateral in its possession, and shall be deemed to have exercised reasonable care if it takes such action for that purpose as Maker shall reasonably request in writing, but no omission to comply with any request of Maker shall of itself be deemed a failure to exercise reasonable care. Payee shall not be bound to take any steps necessary to preserve any rights in the Collateral against prior parties, and Maker shall take all necessary steps for such purposes. Payee or its nominee need not collect interest on or principal of any Collateral or give any notice with respect thereto.

Upon the happening of any of the following events, each of which shall constitute a default hereunder, all sums due hereunder shall thereupon or thereafter, at Payee’s option, without notice or demand, become immediately due and payable: (a) failure of any Obligor (which term shall mean and include each Maker, endorser, surety, guarantor, general partner of Maker or other party liable for payment of or pledging collateral or security under this Note) to pay any sum due hereunder within ten (10) days of the date due or due by any Obligor to Payee under any other promissory note or under any security instrument or written obligation of any kind now existing or hereafter created; (b) occurrence of non-monetary default under any of the Loan Documents or any other loan agreement or security instrument now or hereafter in effect which, by its terms, covers this Note or the indebtedness evidenced hereby and such default shall continue for thirty (30) days after the date of written notice thereof from Payee to Maker, unless such default does not involve the payment of money and cannot be cured within such thirty (30) day period with diligent efforts and (i) Maker has been and continues to diligently and in good faith pursue a cure thereof; and (ii) Maker notifies Payee in writing of the cure it is pursuing and the projected completion date of such cure, then the time allowed Maker to cure the default shall be extended for such period as may be reasonably necessary for the prompt, diligent and good faith cure thereof, but such period shall not exceed sixty (60) days after the date of Payee’s written notice of default to Maker; (c) filing of any petition under the Bankruptcy Code or any similar federal or state statute by any Obligor or the filing of any petition under the Bankruptcy Code or any similar federal or state statute against any Obligor or for a custodian, receiver or trustee of any of Obligor’s property, which is not dismissed within sixty (60) days, or if Obligor is adjudged insolvent by any state or federal court of competent jurisdiction; (d) making of a general assignment by any Obligor for the benefit of creditors, or any proceeding for dissolution or liquidation of any Obligor; (e) entry of a judgment against any Obligor (other than Maker) in an amount in excess of $1,000,000 and which judgment is not discharged (by payment, bonding or otherwise) within sixty (60) days of its date of entry; or entry of a judgment against Maker, which judgment is not discharged (by payment, bonding or otherwise) within sixty (60) days of its entry; (f) material falsity, at the time made, in any certificate, statement, representation, warranty or audit furnished to Payee by or on behalf of any Obligor pursuant to or in connection with this Note, the Loan Documents or any loan agreement or security agreements now or hereafter in effect which, by its terms, covers this Note or the indebtedness evidenced hereby or otherwise including any omission to disclose any substantial contingent or liquidated liabilities or any material adverse change in any facts disclosed by any certificate, statement, representation, warranty or audit furnished to Payee; (g) issuance of any writ of attachment or writ of garnishment or filing of any lien against any substantial portion of the property of any Obligor, which writ of attachment, writ of garnishment or lien is not discharged ( by payment, bonding or otherwise) within sixty (60) days of its date of entry; (h) taking of possession of the Collateral or any material part thereof at the instance of any governmental authority or the taking of possession of any substantial part of the property of any Obligor at the instance of any governmental authority; (i) dissolution, termination, merger, consolidation, or reorganization of any Obligor; (j) assignment or sale by any Obligor of any equity in any Collateral securing payment of this Note without the prior written consent of Payee; (k) cancellation of any guaranty with respect hereto without the prior written consent of Payee; or (l) occurrence of any default under any guaranty executed in connection with this Note or under any obligation of Maker or of any Obligor to Payee, which default is not cured within any applicable grace period.

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Payee shall have all of the rights and remedies of a creditor, mortgagee and secured party under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of any default hereunder which is not cured within any applicable grace period, Payee may, at its option, and without notice or demand (i) declare the entire unpaid principal and accrued interest accelerated and due and payable at once, together with any and all other liabilities of Maker or any of such liabilities selected by Payee; and (ii) set-off against this Note all monies owed by Payee in any capacity to Maker, whether or not due, and also set-off against all other liabilities of Maker to Payee all monies owed by Payee in any capacity to Maker, and Payee shall be deemed to have exercised such right of set-off, and to have made a charge against any such money immediately upon the occurrence of such default, although made or entered on the books subsequent thereto. To the extent that any of the Collateral is personal property and Payee elects to proceed with respect to it in accordance with the Uniform Commercial Code then, unless that collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Payee will give Maker reasonable notice of the time and place of any public or private sale thereof. The requirement of reasonable notice shall be met if such notice is, at the option of Payee, hand delivered, sent via expedited courier, or mailed, postage pre-paid to Maker, at the address given to Payee by Maker, or at any other address shown on the records of Payee at least ten (10) days before the time of sale. Upon disposition of any Collateral after the occurrence of any default hereunder, Maker shall be and shall remain liable for any deficiency; and Payee shall account to Maker for any surplus, but Payee shall have the right to apply all or part of such surplus (or to hold the same as reserve) against any and all other liabilities of Maker to Payee.

Payee may, at any time, if there is a default in the Note which is not cured within any applicable grace period: (i) pledge or transfer this Note and its interest in the Collateral, and the pledgee or the transferee shall, for all purposes, stand in the place of Payee and have all the rights of Payee set forth herein; (ii) transfer the whole or any part of the Collateral into the name of itself or its nominee; (iii) vote the Collateral; (iv) notify Maker to make payment to Payee of any amounts due or to become due thereon; (v) demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral; (vi) take possession or control of any proceeds of the Collateral; and (vii) exercise all other rights necessary or required, in Payee’s discretion, in order to protect its interests hereunder.

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In no event shall Payee be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law, and should any interest or other charges paid by Maker or other parties liable for the payment of this Note result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and any and all such excess shall be automatically credited against and reduce the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness, shall be paid by Payee to Maker and parties liable for the payment of this Note. Payee may, in determining the maximum rate permitted under applicable law in effect from time to time, take advantage of (i) the maximum rate of interest permitted under Florida law or federal law, whichever is higher, including any laws regarding parity among lenders; and (ii) any other law, rule or regulation in effect from time to time available to Payee, which exempts Payee from any limit upon the rate of interest it may charge, or grants to Payee the right to charge a higher rate of interest than that permitted by Chapter 687, Florida Statutes. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Payee shall, to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) “spread” the total amount of interest throughout the maximum term of the obligation so that the interest rate is uniform throughout the entire term of the obligation.

The provisions of this Note and the Loan Documents (other than the Mortgages, Deeds of Trusts and Assignment of Rents, Leases and Deposits, which shall be governed by the laws of the applicable States as provided therein) shall be construed according to the internal laws (and not the laws of conflicts) of the State of Florida; except as set forth above, if Federal law would allow the payment of interest hereunder at a higher maximum rate than would be applicable under Florida law, in which case such Federal law shall apply to the determination of the highest applicable lawful rate of interest hereunder.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor and all other notices are hereby waived by Maker. Maker promises and agrees to pay all costs of collection and attorneys’ fees, which shall include reasonable attorneys’ fees in connection with any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Payee in enforcing this Note or preserving any right or interest of Payee set forth herein. Any notice to Maker shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address of Maker as provided to Payee.

This Note is not assumable without Payee’s prior written consent, which consent may be granted by Payee or denied by Payee, in Payee’s sole and absolute discretion.

Maker agrees that at Payee’s sole option, Broward County, Florida or Miami-Dade County, Florida shall be the proper venue for any and all legal proceedings arising out of this Note, or any of the Loan Documents (other than the Mortgages, Deeds of Trusts and Assignment of Rents, Leases and Deposits).

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This Note and the other Loan Documents constitute the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an authorized officer of the Lender. No waiver by Lender of any default shall operate as a waiver of any other default or the same default on a future occasion. Neither the failure nor any delay on the part of the Lender in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

THIS AMENDED AND RESTATED PROMISSORY NOTE CONSTITUTES AN AMENDMENT AND RESTATEMENT OF THAT CERTAIN PROMISSORY NOTE DATED AS OF AUGUST 30, 2016 EXECUTED BY MAKER IN FAVOR OF PAYEE IN THE ORIGINAL PRINCIPAL AMOUNT OF $9,000,000.00 (THE “EXISTING NOTE”). IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THE EXISTING NOTE AND THE TERMS AND PROVISIONS OF THIS NOTE, THE TERMS AND PROVISIONS OF THIS NOTE SHALL GOVERN, CONTROL AND PREVAIL SUCH THAT THE TERMS AND PROVISIONS OF THIS NOTE SHALL GOVERN THE REPAYMENT, TERMS AND CONDITIONS AND ALL OTHER TERMS AND CONDITIONS OF THE INDEBTEDNESS EVIDENCED BY THE EXISTING NOTE, AS MODIFIED, AMENDED, RESTATED AND REPLACED BY THIS NOTE. THE ORIGINAL OF THE EXISTING NOTE IS ATTACHED TO THIS PROMISSORY NOTE.

IN ADDITION TO THIS NOTE, MAKER HAS EXECUTED THE FOLLOWING PROMISSORY NOTES DATED CONCURRENTLY HEREWITH IN FAVOR OF PAYEE (COLLECTIVELY, THE “OTHER NOTES”): (I) THAT CERTAIN AMENDED AND RESTATED PROMISSORY NOTE IN THE PRINCIPAL AMOUNT OF TEN MILLION FIVE HUNDRED FIFTY-EIGHT THOUSAND THREE HUNDRED ELEVEN AND 35/100 DOLLARS ($10,558,311.35) AND (II) THAT CERTAIN CONSOLIDATED, AMENDED AND RESTATED PROMISSORY NOTE IN THE PRINCIPAL AMOUNT OF SIXTY-TWO MILLION FIVE HUNDRED THIRTY-NINE THOUSAND THREE HUNDRED SIXTY-SIX AND 08/100 DOLLARS ($62,539,366.08). IN THE EVENT OF ANY DEFAULT BY MAKER UNDER EITHER OF THE OTHER NOTES, SUCH DEFAULT SHALL, AT THE OPTION OF PAYEE, BE AND CONSTITUTE A DEFAULT UNDER THIS NOTE AND IN THE EVENT OF ANY DEFAULT UNDER THIS NOTE, SUCH DEFAULT SHALL BE AND CONSTITUTE, AT THE OPTION OF PAYEE, A DEFAULT BY MAKER UNDER THE OTHER NOTES. IN THE EVENT OF ANY SUCH DEFAULTS, PAYEE SHALL BE ENTITLED TO EXERCISE ALL REMEDIES PROVIDED TO PAYEE UNDER THIS NOTE, THE OTHER NOTES AND ALL OTHER LOAN DOCUMENTS EXECUTED BY MAKER IN CONNECTION HEREWITH OR THEREWITH. THE OTHER NOTES AND THIS NOTE ARE HEREBY CROSS-COLLATERALIZED AND ALL COLLATERAL SECURING EITHER ONE OF THE NOTES SHALL SECURE EACH OF THE NOTES.

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WAIVER OF TRIAL BY JURY. MAKER AND HOLDER HEREBY MUTUALLY, KNOWINGLY, WILLINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY AND NO PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE “PARTIES”) SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THIS NOTE OR THE LOAN DOCUMENTS, OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY OR ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR ANY COURSE OF ACTION, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS RELATING TO THE LOAN OR TO THIS NOTE. THE PARTIES ALSO WAIVE ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTITUTES A KNOWING AND VOLUNTARY WAIVER, AND SHALL BE SUBJECT TO NO EXCEPTIONS. HOLDER HAS IN NO WAY AGREED WITH OR REPRESENTED TO MAKER OR ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE PROPER FLORIDA DOCUMENTARY STAMP TAX HAS BEEN PAID WITH THE RECORDATION OF THE MORTGAGE SECURING THIS PROMISSORY NOTE.

RCI HOLDINGS, INC., a Texas corporation

By:	/s/ Eric Langan
Eric Langan, President

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STATE OF TEXAS

COUNTY OF HARRIS

The foregoing instrument was acknowledged before me this 11th day of December, 2017 by Eric Langan, as President of, and on behalf of, RCI HOLDINGS, INC., a Texas corporation, who (_X_) is personally known to me or (____) produced a driver’s license as identification.

/s/
Notary Public - State and County Aforesaid
Print Name:
My Commission Expires:

(Signed as a Notary and not as a Maker or
Obligor of this Note.)

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